UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 415

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 274-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 20, 2016, the Board of Directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) appointed Edward M. Kaye, M.D. as President and Chief Executive Officer (“CEO”) of the Company and to serve as a member of the Board. Dr. Kaye will continue in his role as Chief Medical Officer, a role which he has held since June 2011. Prior to his new appointment Dr. Kaye, 67, served as the Company’s Interim Chief Executive Officer since March 31, 2015. Dr. Kaye serves as a member of the Board of Directors of Cytokinetics, Inc. since May 2016 and has held various executive and officer positions including being Group Vice President of Clinical Development at Genzyme Corporation, a biotechnology company, from April 2007 to June 2011. Dr. Kaye earned his B.S. in Biology from Loyola University and earned his M.D. at Loyola University Stritch School of Medicine. Dr. Kaye has held various leadership positions in multiple hospitals during his career, continues to serve as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of journals including Journal of Child Neurology. Dr. Kaye is also on the Medical/Scientific Advisory Boards of the United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne, and the Prize4Life.

Additionally, in light of obtaining accelerated approval for Exondys 51TM in the United States, on September 20, 2016 the Board approved various updates to the executive team which included adding three of its current employees to executive officer positions as well as transitioning Dr. Jayant Aphale from Senior Vice President, Technical Operations, to Vice President, Technical Operations. As a result of these updates approved by the Board, as of September 20, 2016, the executive team of the Company is comprised of the following individuals:

•	Edward M. Kaye, M.D., President, Chief Executive Officer and Chief Medical Officer

•	Sandesh Mahatme, Senior Vice President, Chief Financial Officer

•	David Tyronne Howton, Jr., Senior Vice President, General Counsel and Corporate Secretary

•	Shamim Ruff, Senior Vice President, Regulatory Affairs and Quality

•	Alexander “Bo” Cumbo, Vice President, Head of Commercial (title of Senior Vice President to be effective October 1, 2016) and

•	Joan Wood, Vice President, Human Resources

Kaye Employment Agreement

In connection with his appointment as CEO and Board member, Dr. Kaye and the Company entered into an Employment Agreement on September 20, 2016 (the “Agreement”). Under the Agreement, Dr. Kaye’s base salary is $550,000 and has a target annual bonus equivalent to 65% of his annual base salary. Under the Agreement, Dr. Kaye is eligible to receive annual equity grants, however, none were granted in connection with the signing of the Agreement. The Agreement has a one year term and automatically extends for additional one year terms unless either party provides 60 days written notice. The payments due in the event of non-renewal include accrued benefits, including earned but unpaid salary and bonus, accrued vacation and reimbursement of business expenses. The Agreement provides for termination benefits that vary depending on the reasons for the termination of employment. In the event that Dr. Kaye is terminated for cause or resigns without good reason, he is eligible for accrued benefits. In the event Dr. Kaye is terminated without cause, he will be eligible to receive accrued benefits, a pro-rata bonus, 18 months of his base salary, 12 months of target bonus paid over an 18 month period, immediate vesting of all shares and options scheduled to vest over the 12 months following the termination, including performance-based options/shares where milestones are met prior to his last date of employment and vesting has begun, outplacement services up to a value of $20,000 and can exercise his vested options during the 12 months after his last date of employment. In the event that Dr. Kaye resigns for good reason, as defined in the Agreement, Dr. Kaye is eligible to receive the same benefits that he is eligible for in the event of a termination without cause. Additionally, the Agreement requires that Dr. Kaye resign his seat on the Board upon termination of employment with the Company or the loss of the CEO title.

The preceding description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Edward M. Kaye, M.D.
Edward M. Kaye, M.D. President, Chief Executive Officer, and Chief Medical Officer

Date: September 21, 2016